Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	May 15, 2014
For Further Information:	Timothy T. O'Dell, CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 1st QUARTER 2014 RESULTS

Highlights

•	Net interest income of $1.8 million for the quarter ended March 31, 2014, increased 48.5% compared to net interest income of $1.2 million for the quarter-ended March 31, 2013.

•	Criticized and classified loans decreased by $863,000, or 4.8% since December 31, 2013, and nonperforming loans decreased $174,000, or 3.0%, during that same period.

•	The OCC terminated the Cease and Desist Order against CFBank effective January 23rd, 2014.

•

The geographic footprint has been expanded with the addition of a business development office in the Cleveland area, with CFC now having  a presence in three (3) of Ohio’s largest metropolitan markets in addition to the two (2) offices located in Columbiana County.

Worthington, Ohio – May 15, 2014 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) announced a net loss available to common stockholders for the quarter ended March 31, 2014 of $214,000, or $(0.01) per diluted common share, compared to a net loss available to common stockholders of $810,000, or $(0.05) per diluted common share, for the quarter-ended March 31, 2013, due primarily to a $575,000 increase in net interest income, a $306,000 decrease in provision expense and a $112,000 increase in noninterest income, partially offset by a $397,000 increase in noninterest expense.

Timothy T O’Dell, CEO, commented:  “We continue our focus on improving key metrics including improving credit quality and profitability. Our business loan and residential mortgage pipelines are firming up, bringing 2014 into better focus.”

Overview of Results

Net interest income.  Net interest income totaled $1.8 million for the quarter ended March 31, 2014 and increased $575,000, or 48.5%, compared to $1.2 million for the quarter ended March 31, 2013. The increase in net interest income was primarily due to a $492,000, or 28.8%, increase in interest income, coupled with an $83,000, or 15.8%, decrease in interest expense.  The increase in interest income was primarily attributed to a $28.6 million, or 14.0%, increase in average interest-earning assets outstanding, a 43bps increase in average yield and improved mix. The decrease in interest expense was attributed to a 31 bps reduction in the average cost of funds on interest bearing liabilities, and improved mix from noninterest bearing deposits.  As a result, the net interest margin of 3.02% for the quarter ended March 31, 2014 improved 70 bps compared to the net interest margin of 2.32% for the quarter ended March 31, 2013.

Robert E. Hoeweler, Chairman of the Board, added “Our team continues to execute our business plan. Key areas are improving credit quality, strengthening operations, and adding quality earning assets which drive growth in net interest income.”

Provision for loan losses.  The provision for loan losses totaled $20,000 for the quarter ended March 31, 2014 and decreased $306,000, or 93.9%, compared to $326,000 for the quarter ended March 31, 2013.  The decrease in the provision for loan losses for the quarter ended March 31, 2014 was primarily due to improved credit quality, a decrease in special mention and substandard loans, which more than offset the provision for growth in the portfolio for new loans generated in 2014, and a slight decrease in net recoveries. Net recoveries decreased $105,000 due to the fact that there were net recoveries of $14,000 for the quarter ended March 31, 2014 compared to net recoveries of $119,000 for the quarter ended March 31, 2013.  The decrease in net recoveries is primarily due to commercial real estate and multi-family residential real estate loans.

Noninterest income.  Noninterest income for the quarter ended March 31, 2014 totaled $245,000 and increased $112,000, or 84.2%, compared to $133,000 for the quarter ended March 31, 2013. The increase was primarily due to a $30,000 increase in service charges, a  $71,000 increase in other noninterest income and an $11,000 increase in net gain on sale of loans. The $71,000 increase in other noninterest income included $30,000 of revenues resulting from the Company’s joint ventures.

Noninterest expense. Noninterest expense increased $397,000 or 22.0%, and totaled $2.2 million for the first quarter of 2014, compared to $1.8 million for the first quarter of 2013. The increase in noninterest expense during the three months ended March 31, 2014 was primarily due to a $211,000 increase in salaries and employee benefits, an $85,000 increase in professional fees and an $83,000 increase in occupancy and equipment. Salaries and benefit expenses increased primarily due to the investment in mortgage personnel as this business line was ramped up in the latter part of 2013.  Professional fees increased due to increased legal and workout fees, increased audit, tax and accounting fees, and increased consulting fees associated with special project work related to the mortgage division.  The increase in occupancy and equipment expenses are related to rent expense, leasehold improvements and associated utilities related to our growth and expansion.

Thad Perry, President, commented, “During the quarter ended March 31, 2014, we opened a loan production office in the greater Cleveland area. This new location is being well received by both business owners and entrepreneurs alike.”

Balance Sheet Activity

General. Assets totaled $259.0 million at March 31, 2014 and increased $3.2 million, or 1.3%, from $255.7 million at December 31, 2013.  The increase was primarily due to a $2.4 million increase in cash and cash equivalents, a $1.8 million increase in net loan balances, partially offset by a $598,000 decrease in securities available for sale and a $496,000 decrease in interest bearing deposits in other financial institutions related to repayments and maturities.

Cash and cash equivalents.  Cash and cash equivalents totaled $21.6 million at March 31, 2014 and increased $2.4 million, or 12.6%, from $19.2 million at December 31, 2013. The increase in liquidity was a result of management's efforts to increase deposit activity in order to fund anticipated loan growth in the pipeline.

Securities. Securities available for sale totaled $9.1 million at March 31, 2014 and decreased $598,000, or 6.2%, compared to $9.7 million at December 31, 2013.  The decrease was due to maturities and repayments.

Loans.  Net loans totaled $208.9 million at March 31, 2014 and increased 1.8 million, or 0.9%, from $207.1 million at December 31, 2013. The increase was primarily due to a $5.6 million increase in commercial and a $5.8 million increase in construction loan balances, partially offset by a $3.5 million decrease in multi-family and $7.1 million decrease in single-family residential loan balances, as a result of a decline in Northpointe loan balances.

Allowance for loan losses (ALLL). The ALLL totaled $5.8 million at March 31, 2014 and increased $34,000, or 0.6%, from $5.7 million at December 31, 2013.  The increase in the ALLL was due to a 0.9% increase in overall loan balances and net recoveries during the three months ended March 31, 2014. The ratio of the ALLL to total loans was 2.68% at March 31, 2014, compared to 2.69% at December 31, 2013. In addition, the ratio of the ALLL to nonperforming loans improved to 103.6% at March 31, 2014, compared to 99.9% at December 31, 2013.

Foreclosed assets. Foreclosed assets totaled $1.6 million at March 31, 2014, and remained constant compared to $1.6 million at December 31, 2013.  Foreclosed assets at March 31, 2014 consisted of one multi-family property in Mansfield, Ohio.

Deposits. Deposits totaled $215.7 million at March 31, 2014 and increased $7.4 million, or 3.5%, from $208.3 million at December 31, 2013.  The increase is primarily attributed to a $4.7 million increase in checking account balances, a $4.4 million increase in certificate of deposits and a $815,000 increase in saving account balances, offset by a $2.5 million decrease in money market account balances.

Stockholders’ equity.  Stockholders’ equity totaled $22.7 million at March 31, 2014, a decrease of $164,000, or 0.7%, from $22.9 million at December 31, 2013.  The decline in total stockholders’ equity was primarily attributed to a $214,000 net operating loss during the three months ended March 31, 2014.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio.  Additionally, CFBank entered into a new lease agreement in Woodmere, Ohio in Cuyahoga County for the location of a loan production office effective January 2014.  Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

Statements in this quarterly report and in other communications by the Company that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the Holding Company) or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

a continuation of difficult economic conditions including high unemployment rates or other adverse changes in general economic conditions, economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs, and provision for loan loss expense;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	the possibility that we will need to make increased provisions for loan losses;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to reduce our high level of nonperforming assets and the associated operating expenses;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;

•	our ability to continue to meet regulatory guidelines, and to meet the requirements of the regulatory orders and commitments to which we are subject;
•	uncertainty related to the counterparty to call our interest-rate swaps;
•	our ability to generate profits in the future;
•	our ability to raise additional capital in the future, if necessary;

•	changes in tax laws, rules and regulations;
•	increases in deposit insurance rates or premiums;
•	further legislative and regulatory changes which may increase compliance costs and burdens;
•	unexpected losses of key management;
•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System (the “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”) and the Office of the Comptroller of the Currency (the “OCC”);

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	Management's ability to manage these and other risks.

.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  The Company, believes it has chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this report speak only as of the date of the report.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Our filings with the Securities and Exchange Commission (the “SEC”), detail other risks, all of which are difficult to predict and many of which are beyond our control.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)	Three months ended
	March 31,
	2014	2013	% change

Total interest income	$ 2,203	$ 1,711	29%
Total interest expense	442	525	-16%
Net interest income	1,761	1,186	48%

Provision for loan losses	20	326	-94%
Net interest income after provision for loan losses	1,741	860	102%

Noninterest income
Service charges on deposit accounts	103	73	41%
Net gain on sales of loans	17	6	183%
Other	125	54	131%
Noninterest income	245	133	84%

Noninterest expense
Salaries and employee benefits	1,103	892	24%
Occupancy and equipment	158	75	111%
Data processing	207	163	27%
Franchise taxes	50	85	-41%
Professional fees	297	212	40%
Director fees	12	5	140%
Postage, printing and supplies	84	58	45%
Advertising and promotion	3	6	-50%
Telephone	25	16	56%
Loan expenses	4	17	-76%
Foreclosed assets, net	11	(19)	n/m
Depreciation	52	54	-4%
FDIC premiums	79	111	-29%
Amortization of intangibles	-	9	-100%
Regulatory assessment	39	39	0%
Other insurance	36	37	-3%
Other	40	43	-7%
Noninterest expense	2,200	1,803	22%

Income (loss) before income taxes	(214)	(810)	-74%
Income tax expense (benefit)	-	-	n/m
Net Income (loss)	$ (214)	$ (810)	-74%

Earnings (loss) attributable to common stockholders	(214)	$ (810)	-74%

Share Data
Basic earnings (loss) per common share	$ (0.01)	$ (0.05)	-74%
Diluted earnings (loss) per common share	$ (0.01)	$ (0.05)	-74%

Average common shares outstanding - basic	15,823,710	15,823,327
Average common shares outstanding - diluted	15,823,710	15,823,327

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	March	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2014	2013	2013	2013	2013

Assets
Cash and cash equivalents	$21,578	$19,160	$46,785	$33,197	$14,406
Interest-bearing deposits in other financial institutions	1,486	1,982	1,982	2,726	2,726
Securities available for sale	9,074	9,672	10,544	12,155	14,493
Loans held for sale	4,090	3,285	4,856	629	2,135
Loans	214,665	212,870	176,496	185,942	172,481
Less allowance for loan losses	(5,763)	(5,729)	(6,171)	(6,065)	(5,682)
Loans, net	208,902	207,141	170,325	179,877	166,799
FHLB stock	1,942	1,942	1,942	1,942	1,942
Foreclosed assets, net	1,636	1,636	1,464	1,538	1,464
Premises and equipment, net	3,753	3,547	3,451	5,252	5,269
Assets held for sale	-	-	2,070	167	167
Other intangible assets	-	-	20	30	40
Bank owned life insurance	4,567	4,535	4,503	4,470	4,437
Accrued interest receivable and other assets	1,961	2,848	2,450	2,631	2,561
Total assets	$258,989	$255,748	$250,392	$244,614	$216,439

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$30,772	$27,652	$24,795	$23,536	$15,451
Interest bearing	184,916	180,657	185,881	181,143	153,279
Total deposits	215,688	208,309	210,676	204,679	168,730
FHLB advances	13,000	10,000	10,000	10,000	15,955
Other borrowings	-	-	-	-	1,000
Other secured borrowings	-	6,526	-	-	-
Advances by borrowers for taxes and insurance	137	575	174	187	174
Accrued interest payable and other liabilities	2,309	2,319	2,428	2,285	2,557
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	236,289	232,884	228,433	222,306	193,571

Stockholders' equity	22,700	22,864	21,959	22,308	22,868
Total liabilities and stockholders' equity	$258,989	$255,748	$250,392	$244,614	$216,439

Consolidated Financial Highlights

	At or for the three months ended
($ in thousands except per share data)	March 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2014	2013	2013	2013	2013

Earnings (loss)
Net interest income	$1,761	$1,514	$1,393	$1,294	$1,186
Provision for loan losses	$20	$(230)	$76	$324	$326
Noninterest income	$245	$1,315	$176	$269	$133
Noninterest expense	$2,200	$2,228	$1,878	$1,793	$1,803
Net Income (loss)	$(214)	$831	$(385)	$(554)	$(810)
Earnings (loss) available to common stockholders	$(214)	$831	$(385)	$(554)	$(810)
Basic earnings (loss) per common share	$(0.01)	$0.05	$(0.02)	$(0.04)	$(0.05)
Diluted earnings (loss) per common share	$(0.01)	$0.05	$(0.02)	$(0.04)	$(0.05)

Performance Ratios (annualized)
Return on average assets	(0.34%)	1.34%	(0.63%)	(0.94%)	(1.50%)
Return on average equity	(3.76%)	14.70%	(6.95%)	(9.77%)	(14.01%)
Average yield on interest-earning assets	3.78%	3.60%	3.50%	3.45%	3.35%
Average rate paid on interest-bearing liabilities	0.91%	1.04%	1.09%	1.13%	1.22%
Average interest rate spread	2.87%	2.56%	2.41%	2.32%	2.12%
Net interest margin, fully taxable equivalent	3.02%	2.69%	2.53%	2.44%	2.32%
Efficiency ratio	109.67%	78.05%	118.99%	114.08%	136.01%
Noninterest expense to average assets	3.45%	3.59%	3.06%	3.04%	3.34%

Capital
Core capital ratio (1)	9.64%	9.34%	8.88%	9.19%	10.60%
Total risk-based capital ratio (1)	12.43%	12.08%	13.28%	13.17%	14.26%
Tier 1 risk-based capital ratio (1)	11.17%	10.81%	12.00%	11.89%	12.98%
Tangible capital ratio (1)	9.64%	9.34%	8.88%	9.19%	10.60%
Equity to total assets at end of period	8.76%	8.94%	8.77%	9.12%	10.57%
Tangible equity to tangible assets	8.76%	8.94%	8.76%	9.11%	10.55%
Book value per common share	$1.43	$1.44	$1.39	$1.41	$1.45

Tangible book value per common share	$1.43	$1.44	$1.39	$1.41	$1.44
Period-end market value per common share	$1.55	$1.33	$1.41	$1.31	$1.50
Period-end common shares outstanding	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710
Average basic common shares outstanding	15,823,710	15,823,710	15,823,644	15,823,544	15,823,327
Average diluted common shares outstanding	15,823,710	15,823,710	15,823,644	15,823,544	15,823,327

Asset Quality
Nonperforming loans	$5,564	$5,738	$5,391	$5,440	$5,565
Nonperforming loans to total loans	2.59%	2.70%	3.05%	2.93%	3.23%
Nonperforming assets to total assets	2.78%	2.88%	2.74%	2.85%	3.25%
Allowance for loan losses to total loans	2.68%	2.69%	3.50%	3.26%	3.29%
Allowance for loan losses to nonperforming loans	103.57%	99.85%	114.47%	111.50%	102.10%
Net charge-offs (recoveries)	$(14)	$212	$(30)	$(59)	$(119)
Annualized net charge-offs (recoveries) to average loans	(0.03%)	0.47%	(0.07%)	(0.14%)	(0.30%)

Average Balances
Loans	$209,895	$173,064	$167,149	$157,435	$153,375
Assets	$255,107	$248,545	$245,279	$235,616	$215,797
Stockholders' equity	$22,787	$22,611	$22,153	$22,671	$23,121

(1) Regulatory capital ratios of CFBank